UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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SELECT COMFORT CORPORATION
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement)

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At the Select Comfort Corporation 2006 Annual Meeting scheduled for May 9, 2006, our shareholders will be asked to approve the Select Comfort Corporation Non-Employee Director Equity Plan (the “Plan”). On April 28, 2006, our Board of Directors approved an amendment of the Plan to include the following changes:

(1)	Section 1.3 is amended to provide that the Plan will terminate on December 31, 2015 and may be terminated earlier by action of the Board of Directors.

(2)
Section 1.4 is added to provide that the aggregate maximum number of shares of common stock that may be issued under the Plan is 100,000 shares, subject to adjustment to reflect the effect of any stock dividend, stock split, combination of shares or similar recapitalization.

(3)
Section 8.2 of the Plan is amended to provide that, following shareholder approval of the Plan (i) the provisions of Section 1.3 (plan expiration date), Section 1.4 (maximum number of shares available under the plan) and Section 8.2 (amendment provisions) may not be amended without shareholder approval and (ii) no other provision of the Plan may be amended without shareholder approval if and to the extent shareholder approval of such amendment is required by any applicable law, any rule or regulation of any securities exchange on which the Company’s shares may then be listed or the Internal Revenue Code.

The foregoing amendments to the Plan will become effective upon the approval by our shareholders of the Plan. Prior to shareholder approval, no shares of common stock will be issued under the Plan.

The Amended and Restated Select Comfort Corporation Non-Employee Director Equity Plan has been filed as Exhibit 10.1 to the company’s Form 8-K filed with the Securities and Exchange Commission on May 1, 2006.